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                                                                Exhibit 99(a)(2)

                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                      HATTERAS MULTI-STRATEGY FUND I, L.P.

      This Certificate of Limited Partnership of Hatteras Multi-Strategy Fund I, L.P. (the "Limited Partnership") is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

      1. The name of the Limited Partnership is "Hatteras Multi-Strategy Fund I, L.P."

      2. The address of the registered office of the Limited Partnership in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The Limited Partnership's registered agent at that address is The Corporation Trust Company.

      3. The name and address of the general partner of the Limited Partnership is as follows:

                  NAME                                   ADDRESS

      Hatteras Investment Management LLC       8816 Six Forks Road
                                               Suite 107
                                               Raleigh, NC  27615
                                               Attn: David B. Perkins

      IN WITNESS WHEREOF, the undersigned, the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed as of this 23rd day of November, 2004.

                                     HATTERAS MULTI-STRATEGY FUND I, L.P.

                                     By:  HATTERAS INVESTMENT MANAGEMENT
                                          LLC, its General Partner

                                     By:   /s/ David B. Perkins
                                         ---------------------------------------
                                           Name:  David B. Perkins
                                           Title: President